MASTER TECHNOLOGY LICENSE AGREEMENT
FOR MIPS CORES

THIS MASTER TECHNOLOGY LICENSE AGREEMENT FOR MIPS CORES including Exhibits hereto (the "Agreement" or "Master Agreement") is made to be effective as of January 9, 2001 (the "Effective Date") by and between MIPS Technologies International AG, a Swiss corporation, with its principal place of business at Pestalozzistrasse 2, 8200 Schaffhausen, Switzerland, ("MIPS") and Wintegra Ltd., an Israeli corporation, with its principal place of business at Taya Center 9, Hata asia St., Ra anana Industrial Park 43654 ISRAEL, P. O. B. 3048 ("Licensee").

BACKGROUND

MIPS designs, develops and licenses intellectual property based on a Reduced Instruction Set Computer ("RISC") technology known as the "MIPS Architecture," including certain processor core designs known as the "MIPS Cores" Licensee desires to license certain MIPS Core(s) described in MIPS Core Technology Schedule(s) in the form attached hereto as Exhibit A (each a "Technology Schedule") to be executed by the parties and appended to this Master Agreement from time to time and MIPS is willing to license said MIPS Core(s), all on the terms and conditions set forth herein.

In consideration of the mutual promises contained herein, the parties agree as follows:

1.    DEFINITIONS.

1.1 "Authorized Foundry" means with respect to a particular Licensed MIPS Core, the foundry(ies) identified in the applicable Technology Schedule.

1.2 "Intellectual Property Rights" means the collective intellectual property rights now held or hereafter created or acquired by a party, whether arising under the laws of the United States or any jurisdiction worldwide, for (i) all classes or types of patents, including, without limitation, utility models, utility patents and design patents, patent applications and disclosures; (ii) all copyrights and moral rights in both published and unpublished works and all registrations and applications therefor; (iii) all mask works and all registrations and applications therefore; and (iv) all inventions, know-how, trade secrets, and confidential technical and non-technical information.

1.3 "Licensee Application" means with respect to a particular Licensed MIPS Core, the application for which the Licensee Chips are targeted as identified on the applicable Technology Schedule.

      1.4 "Licensee Chip" means a single die that is packaged and that incorporates at least one instantiation of a Licensed Hard Core Implementation of a Licensed MIPS Core, which chip (i) is designed by Licensee for the applicable Licensee Application; and (ii) contains substantial functionality in addition to the functionality of the Licensed Hard Core Implementation. A Licensee Chip shall not be a stand-alone CPU.

1.5 "Licensed MIPS Core" shall mean a MIPS Core licensed by MIPS to Licensee pursuant to, and described in, a Technology Schedule entered into by the parties pursuant to the terms of this Master Agreement.

1.6 "Licensed Hard Core Implementation" means an implementation of a Licensed MIPS Core, in non-synthesizable, layout (GDSII or other mutually agreed upon) format, targeting a semiconductor manufacturing process technology used by an Authorized Foundry, which has passed the Compatibility Verification Process.

1.7 "MIPS Core" means any functional block of integrated circuits that implement, in whole or in part, MIPS Technology.

1.8 "MIPS Deliverable" means any deliverable identified in a Technology Schedule to be delivered by MIPS or that is otherwise delivered by MIPS to Licensee under the applicable Technology Schedule. The MIPS Deliverables may be further divided into "Restricted Confidential Deliverables," including without limitation the Synthesizable Licensed MIPS Core, "Internal Confidential Deliverables, "External Confidential Deliverables" and "Commercial Deliverables" as set forth in the applicable Technology Schedule.

1.9 "MIPS ISA" means any processor instruction set architecture ("ISA") and associated privileged resource architecture first developed by or for MIPS or its predecessor entities.

1.10 "MIPS Technology" means MIPS ISAs, MIPS application specific extensions ("ASEs"), MIPS Cores, MIPS Deliverables, any other MIPS Confidential Information, and any Intellectual Property Rights associated with the foregoing.

1.11 "Net Revenue" means the gross revenue from the sale of each Licensee Chip accounted for in accordance with generally accepted accounting principles, and after deduction for discounts, returns, freight, insurance, taxes, and duties, if any, which are separately identified on the invoice. Such gross revenue shall include the fair market value of all non-monetary consideration such as services or technology licenses received by Licensee, and shall be no less than the amount which would be negotiated for such gross revenue in an arm's-length transaction.

1.12 "Confidential Information" means (a) the MIPS Technology, (b) any and all other information which is disclosed by MIPS to Licensee orally, electronically, visually, or in a document or other tangible form and which is identified as confidential and/or proprietary, (c) any test results, error data, or other reports, including "Log Results" made by Licensee in connection with the license rights granted under this Agreement or any Technology Schedule, (d) any notes, extracts, analyses or materials prepared by Licensee which are copies of the Confidential Information or from which the substance of the Confidential Information can be inferred or otherwise understood, and (e) the terms, conditions, and existence of this Agreement and any Technology Schedules "Confidential Information" shall not include information received from MIPS which Licensee can clearly establish by written evidence (i) is or becomes rightfully known by Licensee through disclosure from a third party without an obligation to maintain its confidentiality; (ii) is or becomes generally known to the public through no fault of Licensee; or (iii) is independently developed by Licensee without use of the Confidential Information. MIPS does not desire to receive Licensee's confidential information under the terms of this Agreement or any Technology Schedule. Therefore, unless otherwise agreed in a separate written non-disclosure agreement executed between the parties, any information which Licensee supplies to MIPS shall not be subject to an obligation of confidence by MIPS and MIPS shall not be liable for any use or disclosure thereof, except for liability that may arise out of the infringement of valid patents.

1.13 "Synthesizable Licensed MIPS Core" means a RTL model of a Licensed MIPS Core, which can be synthesized into a gate level netlist.

1.14 A Licensee Chip is "Taped Out" and the "Tapeout" of such Licensee Chip occurs when the GDSII or an equivalent format representation of such Licensee Chip is completed.

2.    LICENSE GRANTS.

2.1 License Grant. Subject to the terms and conditions of this Agreement and the applicable Technology Schedule, MIPS grants to Licensee a non-exclusive, worldwide, non-transferable right and license under MIPS Intellectual Property Rights in the MIPS Deliverables to:

2.1.1 internally develop or have developed by third parties approved in writing by MIPS, a Licensed Hard Core Implementation from the Synthesizable Licensed MIPS Core delivered by MIPS under the applicable Technology Schedule;

2.1.2 internally design the Licensed Hard Core Implementation developed pursuant to Subsection 2.1.1 into Licensee Chips;

2.1.3 have made the Licensed Hard Core Implementation as incorporated in Licensee Chips pursuant to Subsection 2.1.2 at the Authorized Foundry to whose process the Licensed Hard Core Implementation is targeted;

2.1.4 use, import, offer for sale, and sell or otherwise distribute the Licensed Hard Core Implementation as incorporated in Licensee Chips only as provided in the applicable Technology, Schedule;

2.1.5 use, copy, modify, reproduce and have reproduced, create derivative works from, and sell or otherwise distribute the Commercial Deliverables identified in the applicable Technology Schedule and derivative works thereof only in conjunction with distribution or sale of the applicable Licensee Chips provided that all Commercial Deliverables and derivative works thereof contain all copyright and other proprietary notices contained in the original Commercial Deliverables provided by MIPS to Licensee and are complete and accurate.

2.1.6 provide External Confidential Deliverables identified in the applicable Technology Schedule under an appropriate nondisclosure agreement to Licensee's customers only for the purposes of developing and testing the customer's systems which will incorporate a Licensee Chip and as otherwise specifically permitted in the applicable Technology Schedule, subject to any restrictions identified in the applicable Technology Schedule.

2.2 Third Parties. For purposes of Subsections 2.1.1 and 2.1.2, "internally" shall include the use of individuals working at Licensee's facilities who are not Licensee's employees provided that such individuals work under the direct supervision of a Licensee employee and that no more than five (5) of such individuals work for the same third party unless approved in writing by MIPS. Licensee's rights to use third parties to internally develop and internally design under Subsections 2.1.1 and 2.1.2 and to use authorized third parties to "have developed" and to "have made" under Subsections 2.1.1 and 2.1.3 are conditioned upon each third party agreeing in writing to be bound by obligations with respect to Confidential Information that are at least as protective as those contained in this Agreement and each third party supplying the contracted work solely to Licensee. Licensee's deliverables incorporating MIPS Confidential Information to each Authorized Foundry shall be limited to (i) GDSII files of the entire Licensee Chip and (ii) production scan test vectors for the entire Licensee Chip which have been generated by automatic test program generation (ATPG) tools. If Licensee desires to provide deliverables to an Authorized Foundry other than those listed above which incorporate MIPS Confidential Information, prior written approval from MIPS shall be obtained. Any required written approval from MIPS to use a third panty may be obtained either in a Technology Schedule or in a separate document (the form attached as Exhibit C is to be used for this purpose). If any third party breaches its obligations with respect to Confidential Information referred to in this Section 2, and Licensee fails to use its reasonable efforts to remedy the breach and prevent further breaches by the third party and such failure materially jeopardizes MIPS rights and interests in and to any MIPS Technology, Licensee agrees that such bleach shall be treated as a material breach of this Agreement and any applicable Technology Schedule by Licensee which is incapable of remedy thus entitling MIPS to terminate this Agreement and any applicable Technology Schedule in accordance with the provisions of Section 14 and MIPS may, at its election and in addition to any other remedies that it may have, undertake enforcement directly against the breaching third party. Licensee shall hold MIPS harmless from and indemnify MIPS against any and all losses, liabilities, costs, damages, and expenses (including reasonable attorneys' fees), arising out of or in connection with such breach.

2.3 No Sublicenses. Licensee shall not have the right to sublicense the rights granted hereunder to any third party.

2.4 Limitation on License. All Intellectual Property Rights and other proprietary rights of MIPS not expressly granted to Licensee in this Agreement or the applicable Technology Schedule are expressly reserved by MIPS. Other than the licenses specifically granted to Licensee in Section 2.1, Licensee may not use the MIPS Deliverables for any other purpose. No right is granted under Section 2.1 to modify or create derivative works of the Synthesizable Licensed MIPS Core except to configure it in accordance with the options set forth in the Implementor's Guide for the applicable Licensed MIPS Core (the "Configured Synthesizable Licensed MIPS Core") and as strictly necessary to create Licensed Hard Core Implementations, provided the sequential behavior of the Licensed Hard Core Implementation is identical to the sequential behavior of the Configured Synthesizable Licensed MIPS Core on a cycle-by-cycle basis. Licensee shall not offer for sale, sell or distribute Synthesizable Licensed MIPS Cores or Licensed Hard Core Implementations, or any portion thereof, except when incorporated in the applicable Licensee Chips.

2.5 No Reverse Engineering. Licensee may not reverse engineer any MIPS Deliverables not delivered in source format (the "binary materials") nor may Licensee decompile, disassemble, or otherwise reduce the binary materials or any component thereof to human-readable or non-binary form.

3.    DELIVERY.

3.1 Delivery. MIPS will deliver the MIPS Deliverables by electronic means to Licensee in accordance with the delivery schedule set forth in the applicable Technology Schedule or by other means as appropriate. For purposes of this Agreement, electronic delivery may be accomplished by electronically transmitting deliverables or by making deliverables available for download by Licensee from a protected download site.

3.2 Use of Deliverables. Licensee shall use the most recent version of each MIPS Deliverable available from MIPS prior to the commencement of the design of each Licensee Chip (which commencement shall be no earlier than twenty-four (24) months prior to first commercial shipment of such Licensee Chip), or any subsequently available version of such MIPS Deliverable, in the design and development of such chip. Licensee shall notify MIPS (the form attached as Exhibit C is to be used for this purpose) upon the commencement of the design of each Licensee Chip. Provided Licensee complies with this Section 3.2 in the design of a Licensee Chip, the MIPS Deliverables shall be covered by MIPS indemnification as set forth in Section 12.1 with respect to that Licensee Chip.

4.    COMPATIBILITY VERIFICATION PROCESS.

Licensee shall ensure that each Licensed Hard Core Implementation passes the Compatibility Verification Process identified in Exhibit B attached hereto before the commencement of commercial production of each Licensee Chip incorporating such Licensed Hard Core Implementation.

5.    PAYMENTS.

5.1 License Fees. For the rights granted in Section 2 with respect no each Licensed MIPS Core, Licensee shall pay MIPS the license fees set forth in the applicable Technology Schedule in accordance with the schedule provided therein and Licensee shall provide MIPS with the requisite purchase order as soon as practicable after execution of each Technology Schedule.

5.2 Royalties. For the rights granted in Section 2 with respect to each Licensed MIPS Core, Licensee shall pay MIPS the royalties set forth in the applicable Technology Schedule. Royalties with respect to Licensee Chips shall accrue when Licensee ships the Licensee Chips to its customers. Licensee shall pay all royalties within thirty (30) days after the end of the calendar quarter in which they accrue, and the parties agree that no amounts shall be withheld from such royalty payments by Licensee for bad debt.

5.3 Support and Maintenance. For the rights granted in Section 9.1 with respect to each Licensed MIPS Core, Licensee shall pay MIPS the support and maintenance fees set forth in the applicable Technology Schedule and Licensee shall provide MIPS with the requisite purchase order as soon as practicable after execution of each Technology Schedule and thereafter at least thirty (30) days prior to each applicable payment due date.

5.4 Late Payment Fees. All late payments shall be subject to a late payment penalty calculated at the rate of one and one-half percent (1.5%) per month or the maximum allowable by law, whichever is less.

5.5 Wire Transfer Account; Taxes. All payments shall be made in U.S. dollars by wire transfer to: UBS AG, Postfach, 8201 Schaffhausen, Switzerland, Bank Swift Code: UBSWCHZH82A, Account Name & Number: MIPS Technologies International AG, 287-806489 02 V, or such other account as MIPS may identify in writing from time to time. All payments by Licensee shall be made free and clear of, and without reduction for, any and all taxes, including, without limitation, sales, use, value added, withholding or similar taxes, excluding taxes which are imposed on the income of MIPS. Fees payable to MIPS are subject to applicable local and state sales and use taxes. The rate of conversion of royalties that accrue in currencies other than U.S. dollars shall be the rate quoted by the largest foreign exchange bank in Licensee's country of incorporation as of the last business day of the calendar quarter during which such royalties accrue. If necessary, Licensee shall withhold from amounts otherwise payable to MIPS, and pay, on MIPS' behalf, income taxes required by applicable law to be withheld by Licensee and Licensee shall provide MIPS with tax receipts to establish that all such taxes have been paid and are available to MIPS for credit for Swiss income tax purposes or as otherwise available to MIPS.

5.6 Royalty Reports. Within thirty (30) days after the end of each calendar quarter, Licensee shall furnish to MIPS a statement for each Technology Schedule entered into under this Agreement, in suitable form, which identifies the applicable Technology Schedule and provides the names and part numbers of all Licensee Chips shipped during the quarter under that Technology Schedule, the number of units of each Licensee Chip shipped during the quarter under that Technology Schedule, the Net Revenue associated with each such Licensee Chip shipped during the quarter, whenever applicable, the number of instantiations of each Licensed Hard Core Implementation that are in each such Licensee Chip, whenever applicable, a non-binding forecast detailing the number of Licensee Chips to be manufactured under that Technology Schedule in the next six (6) months, and the amount, method of calculation, and any other data necessary for calculation of the royalty payable under that Technology Schedule for such calendar quarter. All royalty reports should be sent to MIPS at the address first set forth above, Attention: Dr. Peyer (Fax: 41 52 625 62 40) and a copy should be sent to MIPS Technologies, Inc., 1225 Charleston Road, Mountain View, California 94043, U.S.A., Attention: Controller, Fax: 650-567-5156.

5.7 Books and Records. Licensee shall keep complete and accurate records which support the license fees, royalties, other payments and reports provided to MIPS pursuant to Sections 5.1, 5.2, 5.3 and 5.6 respectively. These records shall be retained for a period of at least three (3) years from the date of the applicable payment or report, notwithstanding the expiration or other termination of this Agreement or of any Technology Schedule. MIPS' designated accounting firm shall have the right to examine and audit, not more than once a year unless the preceding audit revealed a material discrepancy, and during normal business hours, all such records and such other records and accounts as may contain, under recognized accounting practices, information bearing upon the amount of license fees, royalties and other payments payable to MIPS under this Agreement and any Technology Schedule. Prompt adjustments shall be made by Licensee or MIPS to compensate for any errors and/or omissions disclosed by such examination or audit which result in an underpayment or overpayment of license fees, royalties and/or other payments hereunder, including payment of applicable late payment fees. Should the amount of any underpayment exceed five percent (5%) of the total license fees, royalties and other payments due for the period under audit, Licensee shall pay for the cost of the audit.

6.    MARKETING RIGHTS AND OBLIGATIONS.

6.1 Licensee Rights and Obligations. Licensee shall:

6.1.1 have the right to participate in cooperative marketing activities in accordance with the terms of the separate Trademark License Agreement entered into by the parties and attached as Exhibit D to this Master Agreement (the "Trademark License Agreement");

6.1.2 consult with MIPS regarding any advertising or trade practice which might adversely affect the good name, trademarks, goodwill, or reputation of MIPS;

6.1.3 obtain and maintain all necessary government licenses, permits and approvals when necessary or advisable for implementation of this Agreement and any Technology Schedule, and comply with all applicable laws and regulations; and

6.1.4 report all errors in the MIPS Deliverables experienced by Licensee in sufficient detail to allow MIPS to identify and recreate such errors.

6.2 Press Release(s). The parties agree to jointly issue a mutually agreed upon press release (the date of which shall also be mutually agreed) announcing the existence of this Agreement and each Technology Schedule promptly after its execution. Thereafter, each party may issue press releases or other promotional materials which (i) identify Licensee as a MIPS licensee, (ii) identify the Licensed MIPS Core(s) licensed to Licensee, and/or (iii) identify the Licensee Chip(s) as incorporating such Licensed MIPS Core(s). Licensee will use commercially reasonable efforts to promote its use of MIPS Technology in its products.

6.3 Trademarks. No rights to use MIPS trademarks are granted under this Agreement. All such rights shall be granted pursuant to the separate Trademark License Agreement.

7.    OWNERSHIP AND PROPRIETARY NOTICES.

7.1 MIPS Technology. Except as otherwise specifically provided in this Agreement, MIPS reserves all right, title and interest in and to the MIPS Technology and other designs, data, documentation, technology, and/or know-how developed by or for MIPS.

7.2 Commercial Documentation. MIPS shall own all right, title and interest in and to the Commercial Deliverables provided by MIPS to Licensee. Licensee shall own all right, title and interest in and to the modifications and derivative works of the Commercial Deliverables created by Licensee, subject to MIPS' rights in the underlying original Commercial Deliverables.

7.3 Proprietary Notices. To the extent requited by law, Licensee agrees to place MIPS' respective copyright, mask work or patent notices on Licensee's materials as specified by MIPS from time to time in order for MIPS to protect its Intellectual Property Rights.

7.4 Rights in Data. Licensee acknowledges that all software and software related items licensed by MIPS to Licensee pursuant to this Agreement and any Technology Schedule are "Commercial Computer Software" or "Commercial Computer Software Documentation" as defined in FAR 12 212 for civilian agencies and DFARS 227 7202 for military agencies, and that in the event that Licensee is permitted under this Agreement to provide such items to the U.S. government, such items shall be provided under terms at least as restrictive as the terms of this Agreement and the applicable Technology Schedule.

8.    COVENANT TO FACILITATE DEVELOPMENT WITH MIPS TECHNOLOGY.

The Parties agree to the terms and conditions set forth in Exhibit E.

9.    SUPPORT, MAINTENANCE AND PROGRAM MANAGEMENT.

9.1 Maintenance and Support of Licensee. MIPS will provide the maintenance and support services in connection with the MIPS Deliverables as set forth in the applicable Technology Schedule. If Licensee requests additional support, MIPS shall use reasonable efforts to provide additional support and assistance to Licensee with respect to the MIPS Deliverables in accordance with the reasonable availability of MIPS employees at MIPS' then-current standard fees, terms and conditions. Licensee acknowledges that there may be periods when MIPS employees are not available to provide support. MIPS shall have no responsibility or obligation to provide any maintenance or support with respect to any MIPS Deliverables that have been modified by Licensee except as permitted under Section 2.4 of this Agreement.

9.2 Support of Licensee Customers. Licensee shall be responsible for all support to customers of Licensee Chips. Licensee shall ensure that all questions with respect to any Licensee Chip are addressed to and answered by Licensee, and Licensee will not represent that MIPS is available to answer any questions from such customers directly.

9.3 Program Management. Each party shall identify individual employee(s) (its "Program Manager(s)") under each Technology Schedule who shall be responsible for interfacing with the other party, especially in connection with the provision of MIPS Deliverables and support and maintenance, under that Technology Schedule. The Program Manager(s) for each party shall be knowledgeable about such party's products and design and manufacturing activities and possess adequate communication skills to keep the other party fully informed relative to such party's performance under this Agreement and the applicable Technology Schedule. Each party shall notify the other in writing of any successor Program Manager(s).

10.    CONFIDENTIAL INFORMATION.

10.1 Use of Confidential Information. Licensee agrees:

10.1.1 to use the Confidential Information only as necessary to exercise its rights or fulfill its obligations under this Agreement or any Technology Schedule;

10.1.2 to implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of Confidential Information; and

10.1.3 not to disclose Confidential Information employees not having a need to know or to any third party (except that Licensee may, in appropriate circumstances and subject to a nondisclosure agreement with terms and conditions at least as protective as the terms of this Section 10, disclose Confidential Information to Licensee's contractors and customers, solely as permitted under Section 2 of this Agreement).

10.2 Standard of Care. Without limiting the foregoing, Licensee shall at all times protect the Confidential Information with at least the same standard of care as it exercises to protect its own confidential information of like importance, but in no event less than reasonable care. Notwithstanding the foregoing, Licensee acknowledges and agrees that the Synthesizable Licensed MIPS Core, Verification Test Suite and any MIPS Deliverables identified as Restricted Confidential Deliverables on the applicable Technology Schedule (collectively "Restricted Confidential Deliverables") are furnished to Licensee on an enhanced confidential and trade secret basis and Licensee agrees to take additional steps to prevent unauthorized disclosure thereof, including but not limited to, the following:

10.2.1 Except as set forth in Subsection 10.2.2.5 below, Licensee will use the Restricted Confidential Deliverables only select buildings at a site approved by MIPS, which buildings shall have restricted access twenty-four (24) hours a day, and Licensee shall not use the Restricted Confidential Deliverables in any other buildings or at any other site without MIPS' prior written consent;

10.2.2 For Restricted Confidential Deliverables that are capable of being stored on a computer, the following restrictions apply:

10.2.2.1 Restricted Confidential Deliverables may be placed on file server(s) only if access to such server(s) is restricted to a known set of computer systems (the "Systems"). Except as necessary to carry out Subsection 10.2.2.5 below, the Systems will be located exclusively in the select buildings identified in Subsection 10.2.1 above;

10.2.2.2 Restricted Confidential Deliverables shall be protected using, at a minimum, native operating system permissions capabilities to restrict all access (including read access) to a known and specific group of users, each of whom has a need to use as set out in Subsection 10.2.4 below. Moreover, such users shall use commercially reasonable password security, and "log or off" or "lock access" to their Systems when not in use;

10.2.2.3 Restricted Confidential Deliverables may be backed up only to a medium which is also protected as requited for Restricted Confidential Deliverables;

10.2.2.4 Except as provided in this Subsection 10.2.2.4, the Systems will not allow access to a privileged account (e.g., a "root," "supervisor" or "administrative" account) that would allow bypassing of access control mechanisms as set out in Subsection 10.2.2.2 above. If such privileged accounts must exist for normal maintenance or administrative purposes, these accounts will be restricted to a small set of Licensee's employees who will be subject to the terms of Subsection 10.2.4 below; and

10.2.2.5 Licensee shall prevent remote access to the Restricted Confidential Deliverables from other locations by any party other than Licensee's employees that would otherwise have access and/or MIPS. Should files move to another system, whether or not remote, the same access limitations shall apply.

10.2.3 Licensee agrees so allow reasonable access for MIPS representatives to all buildings, rooms and computers including passwords) where the Restricted Confidential Deliverables are kept, during normal business hours, to ensure that Licensee is complying with its obligations with respect to such information.

10.2.4 Licensee agrees to restrict access to the Restricted Confidential Deliverables solely to those of its employees who have a need to use the information for performing its duties and exercising its rights under this Agreement. As used in this Agreement "access" means having the capability to view, copy, display, print, transfer, or otherwise manipulate or have exposure to any form of the information. Licensee agrees to maintain a list (which may be an electronic log) of all individuals who at any time actually have access to or have had access to the Restricted Confidential Deliverables or any portion thereof, including those individuals having privileged accounts as permitted under Subsection 10.2.2.4. Licensee agrees to comply with the requests of MIPS, from time to time, to provide MIPS with information required to determine whether specified individuals did or did not have access to the Restricted Confidential Deliverables or any portion thereof.

10.3 Confidentiality of Agreement. Except as expressly provided herein, each party agrees that the terms and conditions of this Agreement and any Technology Schedule shall be treated as confidential and that neither party will disclose the terms or conditions of this Agreement or any Technology Schedule to any third party without the prior written consent of the other party, provided, however, that each party may disclose the terms and conditions of this Agreement, to the extent necessary: (a) as required by any court or other governmental body; (b) as otherwise required by law; (c) in confidence to legal counsel of the parties, accountants, and other professional advisors; (d) in confidence, to banks, investors and other financing sources and their advisors; (e) in connection with the enforcement of this Agreement or rights under this Agreement; or (f) in confidence, in connection with an actual or prospective merger or acquisition or similar transaction. With respect to disclosure required by a court, governmental order or otherwise required by law, the party required to disclose shall provide prior notification of such impending disclosure to the other party and use all reasonable efforts to preserve the confidentiality of the terms of this Agreement and any Technology Schedule in complying with such required disclosure, including obtaining a protective order to the extent reasonably possible.

11.    DISCLAIMER OF WARRANTIES.

MIPS MAKES NO WARRANTIES AND DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, REGARDING THE LICENSED MIPS CORES, LICENSED HARD CORE IMPLEMENTATIONS, LICENSEE CHIPS, AND MIPS TECHNOLOGY.

12.    INDEMNIFICATION.

12.1 Indemnification by MIPS.

12.1.1 Subject to the limitations set forth in this Agreement, MIPS shall defend, indemnify and hold Licensee harmless against any action brought against Licensee as a result of a claim based on infringement of an Intellectual Property Right of a third party in the United States, Japan or the countries contained in the European Union as of the Effective Date of this Agreement by the MIPS Deliverables in the form provided by MIPS to Licensee hereunder; provided that Licensee: (A) promptly notifies MIPS in writing of any such claim, and (B) reasonably cooperates with MIPS, at MIPS' expense, in defending or settling such claim. MIPS shall have sole control of the defense and all related settlement negotiations, provided however that Licensee shall have the right to be represented by its own attorney at its expense. This indemnity does not extend to:

(a) a claim based upon an infringement or alleged infringement of any Intellectual Property Right of a third party by:

(i) the manufacturing process used to manufacture Licensee Chips,

(ii) any modification or enhancement to any MIPS Deliverable made by or for Licensee or made by MIPS at Licensee's request,

(iii) the use of a version of MIPS Deliverables in the design of a Licensee Chip that is not covered for indemnification under Section 3.2 with respect to that Licensee Chip,

(iv) the use of any Licensed Hard Core Implementation, Licensee Chip or MIPS Deliverables outside the scope of the licenses hereunder or in combination with other technology, equipment or software not provided by MIPS;

(b) a claim arising from any false or misleading representation made by Licensee or its agents regarding any MIPS Technology, Licensed MIPS Core, Licensed Hard Core Implementation, and/or Licensee Chip, or otherwise arising from the marketing or distribution practices adopted by Licensee or its agents in connection with Licensee Chips.

12.1.2 If in MIPS' reasonable judgment, the use and/or licensing of any MIPS Deliverable, a Licensed Hard Core Implementation, or any portion thereof, and/or the use, manufacture or sale of Licensee Chips, is likely to be found to infringe the Intellectual Property Rights of a third party, MIPS may, at its option, either (x) procure the right to allow Licensee to continue the allegedly infringing activity; (y) replace or modify the affected MIPS Deliverables so that they become non-infringing; or (z) if (x) or (y) is not commercially practicable, or Licensee does not cease use of any MIPS Deliverable which was modified or replaced or cease the use, manufacture or sale of any Licensee Chip which may be infringing the Intellectual Property Rights of a third party, then MIPS may provide written notice to Licensee identifying the allegedly infringing MIPS Deliverable or the allegedly infringing activity and terminate Licensee's license with respect thereto. In the event Licensee requests that the license with respect to any allegedly infringing MIPS Deliverable or allegedly infringing activity remain in effect, such license would remain in effect for so long as Licensee procures any necessary licenses from third parties and indemnifies MIPS for all costs and damages incurred by MIPS with respect to Licensee's continued use of the allegedly infringing MIPS Deliverable or the allegedly infringing activity. Upon MIPS performance of (x), (y) or (z) above, the liability of MIPS for such alleged infringement shall terminate with respect to all damages arising from such alleged infringement after the date of MIPS' performance.

12.1.3 THIS SECTION 12.1 STATES MIPS' ENTIRE LIABILITY FOR INFRINGEMENT.

12.2 Indemnification by Licensee. Subject to the limitations set forth in this Agreement, Licensee shall defend, indemnify and hold MIPS harmless against any action brought against MIPS as a result of:

(a) a claim based upon an infringement or alleged infringement of any Intellectual Property Right of a third party by:

(i) the manufacturing process used to manufacture Licensee Chips,

(ii) any modification or enhancement to any MIPS Deliverable made by or for Licensee or made by MIPS at Licensee's request,

(iii) the use of a version of MIPS Deliverables in the design of a Licensee Chip that is not covered for indemnification under Section 3.2 with respect to that Licensee Chip, or

(iv) the use of any Licensed Hard Core Implementation, Licensee Chip or MIPS Deliverables outside the scope of the licenses hereunder or in combination with other technology, equipment or software not provided by MIPS; or

(b) a claim arising from any false or misleading representation made by License: or its agents regarding any MIPS Technology, Licensed MIPS Core, Licensed Hard Core Implementation, and/or Licensee Chip, or otherwise arising from the marketing or distribution practices adopted by Licensee or its agents in connection with Licensee Chips; provided that MIPS: (A) promptly notifies Licensee in writing of any such claim, and (B) reasonably cooperates with Licensee, at Licensee's expense, in defending or settling such claim. Licensee shall have sole control of the defense and all related settlement negotiations, provided however that Licensee may not enter into any settlement providing for any restriction on MIPS or any MIPS Technology without MIPS' consent, and provided further that MIPS shall have the right to be represented by its own attorney at its expense. Except as otherwise expressly set forth in section 12.1.2 above, THIS SECTION 12.2 STATES LICENSEE'S ENTIRE LIABILITY FOR INFRINGEMENT.

13.   LIMITATION OF LIABILITY.

EXCEPT FOR BREACHES OF SECTION 2 ("LICENSE GRANTS") AND SECTION 10 ("CONFIDENTIAL INFORMATION"), NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT, WHETHER SUCH

LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE IN ADVANCE. IN NO EVENT SHALL MIPS' TOTAL LIABILITY UNDER THIS AGREEMENT, INCLUDING ITS LIABILITY UNDER SECTION 12.1 ("INDEMNIFICATION BY MIPS"), EXCEED THE LESSER OF THE LICENSE FEES PAID FOR THE LICENSED MIPS CORE THAT 1S THE SUBJECT MATTER OF THE CLAIMS OR $1,000,000.00. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL MIPS BE LIABLE FOR ANY DAMAGES RELATING TO OR RESULTING FROM THE USE OF MIPS TECHNOLOGY IN PRODUCTS USED FOR AVIATION, MEDICAL, NUCLEAR OR ULTRA HAZARDOUS PURPOSES OR FOR ANY DAMAGES OWED TO THIRD PARTIES RELATING TO TECHNOLOGY NOT PROVIDED BY MIPS. LIABILITY FOR DAMAGES SHALL BE LIMITED AND EXCLUDED AS SET FORTH HEREIN, EVEN IF ANY EXCLUSIVE REMEDY PROVIDED FOR IN THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE.

14.    TERM AND TERMINATION.

14.1 Term. The term of this Agreement shall begin on the Effective Date and, unless earlier terminated as provided below, shall continue until all Technology Schedules entered under its terms have terminated or expired. The term of any Technology Schedule will be as set forth in the Technology Schedule.

14.2 Termination of the Master Agreement. Either party may terminate this Master Agreement effective immediately upon written notice to the other party for any reason with or without cause of any nature, thereby terminating the right to enter into any future Technology Schedules under the terms of the Master Agreement. The terms of the Master Agreement shall remain in effect with respect to any Technology Schedule that has not yet terminated or expired until said Technology Schedule terminates or expires.

14.3 Termination of a Technology Schedule. Either party may terminate a Technology Schedule effective immediately and without liability upon written notice to the other party if the other party:

(a) voluntarily petitions in bankruptcy or otherwise seeks protection under any law for the protection of debtors;

(b) has a proceeding instituted against it under any provision of the United States ("U.S.") Federal Bankruptcy Code or equivalent legislation of any jurisdiction which is not dismissed within ninety (90) days, or is adjudged a bankrupt, ceases or suspends business, or makes an assignment of the majority of its assets for the benefit of its creditors;

(c) materially breaches any obligation under this Agreement or a Technology Schedule which breach is not capable of remedy; or

(d) materially breaches any obligation under this Agreement or a Technology Schedule which breach is capable of remedy but which is not remedied within thirty (30) days after written notice specifying the breach (the "Default Notice"), unless the breach specified in the Default Notice reasonably requires more than thirty (30) days to correct (specifically excluding any failure to pay money or unauthorized disclosures of Confidential Information), and the party has begun substantial corrective action to remedy the default within such thirty (30) days period and diligently pursues such action, in which event, termination shall not be effective unless ninety (90) days has expired from the date of the Default Notice without such corrective action being completed and the default remedied.

14.4 Effect of Termination on Licenses. All licenses granted with respect to a Technology Schedule shall terminate as of the effective date of termination or expiration of that Technology Schedule, except that, provided that Licensee is not in breach of the Agreement or of the Technology Schedule and continues to pay royalties as specified in Section 5, Licensee shall have the right to continue having manufactured, distributing and selling Licensee Chips which were commercially distributed prior to the effective dent of termination or expiration of that Technology Schedule.

14.5 Return of Confidential Information and Payment. In the event of termination or expiration of this Agreement or any Technology Schedule, Licensee shall promptly return to MIPS all Confidential Information not required for the exercise of any continuing rights under 14.4 and shall pay to MIPS any and all amounts due and owing under this Agreement or the Technology Schedule.

14.6 Survival of Remedies. Any termination hereunder shall be in addition to any other remedy either party may have at law or in equity.

14.7 Survival. The provisions of Sections 1, 5, 7, 8, 10, 11, 12, 13, 14.4, 14.5, 14.6, 14.7, and 15 shall survive any termination or expiration of this Agreement. The provisions of Section 2 shall survive only to the extent set forth in Section 14.4.

15.    GENERAL TERMS AND CONDITIONS.

15.1 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered to the party's address first set forth above to the attention of President with a copy to General Counsel and will be effective upon receipt. Each party may change its address by notice given in accordance with this Section.

15.2 Export. In recognition of U.S. and non-U.S. export control laws and regulations, Licensee agrees that it will not export, or transfer for the purpose of reexport, any product, technical data received hereunder or the product produced by use of such technical data, including processes and services (the "Exported Product"), in violation of any U.S. or non-U.S. regulation, treaty, Executive Order, law, statute, amendment or supplement thereto. Further, Licensee will not export the Exported Product to any prohibited or embargoed country or to any denied, blocked, or designated person or entity as mentioned in any such U.S. or non-U.S. regulation, treaty, Executive Order, law, statute, amendment or supplement thereto. Unless an authorized representative of MIPS has informed Licensee in writing to the contrary, it is the responsibility of the Licensee, at Licensee's expense, to obtain all approvals and consents from any governmental or quasi-governmental entity prior to any export or reexport of the Exported Product for any reason.

15.3 Governing Law and Forum Selection. This Agreement shall be governed by California law excluding its choice of law rules. With the exception of MIPS' rights to enforce its intellectual property rights and the confidentiality obligations under this Agreement or any Technology Schedule, all disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the state and federal courts located in Santa Clara County, California, and the parties consent to the personal and exclusive jurisdiction and venue of these courts. The parties expressly disclaim the application of the United Nations Convention on the International Sale of Goods to this Agreement.

15.4 Waiver or Delay. Any express waiver or the failure to exercise promptly any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement.

15.5 Assignment. Licensee shall not assign or transfer any of its rights or obligations under this Agreement without MIPS' prior written consent which shall not be unreasonably withheld, and any attempt to do so will be null and void. This prohibition against assignment (whether effected voluntarily or by operation of law) without prior written consent shall apply even in the event of merger, reorganization, or when a third party purchases all or substantially all of Licensee's assets. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective permitted successors and assigns.

15.6 Captions. All Section captions and headings are for reference only and shall not be considered in interpreting or construing this Agreement.

15.7 Construction. This Agreement has been negotiated by the parties, each of which has been represented by counsel. This Agreement will be fairly interpreted in accordance with its terms, without any strict construction in favor of or against either party.

15.8 English Language. The original of this Agreement has been written its English, and such version shall be the governing version of the Agreement. Each party waives any right it may have, if any, under any law or regulation to have this Agreement written in a language other than English.

15.9 Severabilty. If any provision of this Agreement is declared invalid, illegal, or unenforceable by any tribunal, then such provision shall be deemed automatically adjusted to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision deemed invalid, illegal or unenforceable is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though the provision had never been included herein. If any provision or portion of this Agreement is held to be unenforceable or invalid, the parties agree to negotiate, in good faith, a substitute valid provision which most nearly effects the parties' intent in entering into this Agreement. In either case, the remaining provisions of this Agreement shall remain in full force and effect. WITHOUT LIMITING THE FOREGOING, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTY OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER SUCH PROVISION. FURTHER, IN THE EVENT THAT ANY REMEDY HEREUNDER IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES SHALL REMAIN IN EFFECT

15.10 Independent Contractor. The parties are each independent contractors and neither party shall be, nor represent itself to be, the franchiser, joint venturer, franchisee, partner, broker, employee, servant, agent, or legal representative of the other party for any purpose whatsoever.

15.11 Injunctive Relief. The parties acknowledge that any breach of the provisions of Sections 2 or 10 of this Agreement may cause irreparable harm and significant injury to an extent that may be extremely difficult to ascertain. Accordingly, each party agrees that the other party will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of such sections.

15.12 Force Majeure. A party is not liable under this Agreement for non-performance (other than failure to make payments then owing) caused by events or conditions beyond that parties control, if the party makes reasonable efforts to perform.

15.13 Counterparts. This Agreement and each Technology Schedule may be executed in one or more counterparts, each of which shall constitute an original, but taken together shall constitute one and the same document. A facsimile signature shall have the same force and effect as an original signature.

15.14 Precedence. In the event of an inconsistency or conflict between the terms and conditions of this Agreement and any term or condition of a Technology Schedule, the term or condition of the Technology Schedule shall prevail and govern with respect to the MIPS Technology licensed pursuant to that Technology Schedule

15.15 Entire Agreement. This Agreement (including its Exhibits) and any Technology Schedules executed from time to time, contain and constitute the sole, complete and entire agreement and understanding of the parties concerning the matters contained herein and therein, and may not be altered, modified or changed in any manner except by a writing duly executed by the parties (and for the sake of clarification, any terms and conditions of any purchase order issued under this Agreement and/or any Technology Schedule thereunder shall be superseded in full by the terms and conditions of this Agreement and applicable Technology Schedule(s)). No statements, promises or representations have been made by any party to another, or are relied upon, and no consideration has been or is offered, promised, expected or held out, other than as stated in this Agreement and any Technology Schedule, and no party is relying on any representations other than those expressly set forth herein and therein. All prior or contemporaneous discussions and negotiations, whether oral or written, have been, and are, merged and integrated into, and superseded by, this Agreement.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative:

MIPS TECHNOLOGIES INTERNATIONAL AG		WINTEGRA LTD. ("LICENSEE")

By:	/s/ Bernhard Klauser	By:	/s/ Kobi Ben-Zvi

Print Name:	Bernhard Klauser	Print Name:	Kobi Ben-Zvi

Title:	Director	Title:	CEO

EXHIBIT A

TEMPLATE FOR
MIPS CORE TECHNOLOGY SCHEDULES

Each MIPS Core Technology Schedule shall be in the following format:

MIPS CORE TECHNOLOGY SCHEDULE
for the
[Insert MIPS Core being licensed] Core

Licensee desires to license from MIPS and MIPS is willing to license to Licensee the intellectual property associated with the MIPS Core described below subject to the terms and conditions of the Master Technology License Agreement for MIPS Cores between MIPS and Licensee made to be effective as of January 9, 2001 (the "Agreement" or "Master Agreement") and this MIPS Core Technology Schedule (the "Technology Schedule") to be effective as of ________, 200_ (the "Schedule Effective Date"). All of the terms and conditions of the Master Agreement are incorporated herein and shall apply to this Technology Schedule. Unless otherwise indicated, all capitalized terms shall have the meanings assigned in the Master Agreement:

1.	Licensed MIPS Core:

Description of Licensed MIPS Core:

2.	MIPS Deliverables (including the confidentiality level and delivery schedule for each MIPS Deliverable):

3.	Authorized Foundry:

4.	Licensee Application:

5.	Distribution Rights:

6.	License Fees:

6.1	The Initial Fees:

6.2	Additional Per Use Fees:

7.	Royalties:

8.	Support and Maintenance Fees:

9.	Support and Maintenance Services:

10.	Term:

11.	Program Managers:

For Licensee:

For MIPS:

Notice of changes in the above addresses or contacts shall be given in writing in accordance with Section 15.1 of the Agreement.

12.
Joint Press Announcement: Licensee and MIPS shall jointly announce the existence of the license to the Licensed MIPS Core specified in this Technology Schedule promptly after the Schedule Effective Date. Any such joint announcement shall be mutually agreed upon.

13.	Additional Terms:

IN WITNESS WHEREOF, each party has caused this Technology Schedule to be executed by its duly authorized representative:

MIPS TECHNOLOGIES INTERNATIONAL AG	WINTEGRA LTD. ("LICENSEE")

By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date:

EXHIBIT B

MIPS Compatibility Verification Process

1. Verification Test Suite. Licensee must verify each Licensed Hard Core Implementation developed by Licensee pursuant to the license described in Section 2.1 of this Agreement on each process to be used for volume manufacture. For each such Licensed Hard Core Implementation, Licensee shall run the latest verification test suite ("VTS" or "Verification Test Suite") provided by MIPS under the applicable Technology Schedule, without any modification to the VTS, in accordance with the process set forth in Section 2 and/or in Section 3 of this Exhibit B.

2. Verification of Licensed Hard Core Implementation Using Final Netlist

(a) For each Licensed Hard Core Implementation which Licensee desires to verify pursuant to this Section 2 of this Exhibit B, Licensee shall run the VTS on the final production version of the layout netlist for such Licensed Hard Core Implementation ("Final Netlist"), instantiated within a test bench provided by MIPS (the "Verification Test Bench"). The Final Netlist instantiated within the Verification Test Bench is referred to herein as the "Netlist Verification Environment." Licensee shall deliver to MIPS a copy of the log results from running the VTS on the Netlist Verification Environment and any other resulting data ("Netlist Log Results").

(b) In addition to the Netlist Log Results delivered pursuant to Section 2(a), Licensee shall provide MIPS with a copy of the Netlist Verification Environment and any other data required for MIPS to recreate the running of the VTS on the Netlist Verification Environment (collectively, the "Netlist Test Deliverables").

(c) Within thirty (30) days of MIPS' receipt of the Netlist Test Deliverables, MIPS shall review the Netlist Log Results, and, at its option, may run the applicable VTS on the Netlist Verification Environment delivered by Licensee and may notify Licensee in writing that the Licensed Hard Core Implementation has passed the compatibility verification process, or that the Licensed Hard Core Implementation has not passed together with details of the failure. In the event that MIPS does not provide such written notification to Licensee within such thirty (30) day period, the Licensed Hard Core Implementation will be deemed to have passed the compatibility verification process. MIPS will give notice that a Licensed Hard Core Implementation has passed only when the Netlist Log Results and MIPS log results (if any) indicate that no errors have been detected or MIPS agrees to waive any errors detected.

3. Verification of Licensed Hard Core Implementation Using a Test Chip.

(a) For each Licensed Hard Core Implementation which Licensee desires to verify pursuant to this Section 3 of this Exhibit B, Licensee shall run the VTS on test chips of the Licensed Hard Core Implementation which comply with specifications provided by MIPS under the applicable Technology Schedule ("Test Chips") on a test board approved by MIPS ("Test Board"). A Test Chip on a Test Board is referred to herein as the "Test Chip Verification Environment." Licensee shall deliver to MIPS a copy of the log resulting from running the VTS on the Test Chip Verification Environment and any other resulting data ("Test Chip Log Results") together with a mutually agreed upon number of fully functional Test Chips (but, in any event, at least ten (10) Test Chips) which may be used by MIPS without restriction.

(b) In addition to the Test Chip Log Results and Test Chips delivered pursuant to Section 3(a), Licensee shall provide MIPS with a copy of the Test Chip Verification Environment and any other data required for MIPS to recreate the running of the VTS on the Test Chip Verification Environment (collectively, the "Test Chip Test Deliverables").

(c) Within thirty (30) days of MIPS' receipt of the Test Chip Test Deliverables, MIPS shall review the Test Chip Log Results, and at its option, may run the applicable VTS on the Test Chip Verification Environment delivered by Licensee and may notify Licensee in writing that the Licensed Hard Core Implementation has passed the compatibility verification process, or that the Licensed Hard Core Implementation has not passed together with details of the failure. In the event that MIPS does not provide such written notification to Licensee within such thirty (30) day period, the Licensed Hard Core Implementation will be deemed to have passed the compatibility verification process. MIPS will give notice that a Licensed Hard Core Implementation has passed only when the Test Chip Log Results and MIPS' log results (if any) indicate that no errors have been detected or MIPS agrees to waive any errors detected.

4. Tests on Licensee Chips. Licensee shall run the VTS, or shall perform Licensee's normal and reasonable test procedure for Licensee Chips ("Normal Licensee Test Procedure"), on each unit of each Licensee Chip that is manufactured for Licensee. Licensee will notify MIPS of the details of the Normal Licensee Test Procedure, and will reasonably consider comments from MIPS about such procedure.

5. Prohibitions on Use of the VTS and Verification Environment. The VTS, Netlist Verification Environment and Test Chip Verification Environment, or any portion or derivative thereof, may not be used to test or verify core designs other than Licensed Hard Core Implementations developed in accordance with this Agreement and the applicable Technology Schedule.

EXHIBIT C

Approval/Notice Form

TO:	MIPS Technologies International AG	FROM:
("MIPS")		AT:		("Licensee")
ATTN:	Program Manager	FAX NO
FAX NO:	(650) 567-5150		(Please provide fax number to which MIPS should respond)

The Licensee identified above requests approval from MIPS in accordance with the terms and conditions of the Master Technology License Agreement for MIPS Cores effective as of January 9, 2001 by and between MIPS and Licensee (the "Master Agreement") to use the third party identified below for the purpose identified below or hereby provides notice to MIPS as set forth below:

☐ That the following third party shall be approved as an Authorized Foundry for purposes of the MIPS Core Technology Schedule for the ______________ Core, effective as of ____________, 200__ entered into by MIPS and Licensee pursuant to the terms of the Master Agreement:

☐  That the following third party shall be approved as a contractor to be used by Licensee in exercising its

☐    "have developed" rights under Subsection 2.1.1 of the Master Agreement, or

☐    "internally develop" or "internally design" rights under Subsection 2.1.1 or 2.1.2

☐ That the following Licensee Chip has been commenced as of ____________, 200__ using the version of MIPS Deliverables as set forth below:
Foundry Name	as permitted under Section 2.2 with respect to the MIPS Core licensed	Licensee Chip:
Address:	to Licensee pursuant to the MIPS Core Technology Schedule for the
	__________ Core, effective as of ________________, 200__	Licensed MIPS Core:
entered into by MIPS and Licensee pursuant to the terms of the
	Master Agreement:	Version of MIPS Deliverables:
Country:
	Third Party Contractor	Version
Contact Name	Address:

Tel/Fax:

Email:	Country:

Contact Name

Tel/Fax:

Email:

Nature of work to be performed:

APPROVED AND ACCEPTED:

MIPS TECHNOLOGIES INTERNATIONAL AG

By:

Name:

Title:

Date:

EXHIBIT D

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement ("Agreement") is entered into to be effective as of January 9,2001 (the "Effective Date") by and between MIPS Technologies International AG, a Swiss corporation, with its principal place of business at Pestalozzistrasse 2, 8200 Schaffhausen, Switzerland ("MIPS") and Wintegra Ltd, an Israeli corporation, with its principal place of business at Taya Center 9, Plata asia St Ra anana Industrial Park 43654 ISRAEL, P O B 3048 ("Licensee")

BACKGROUND

MIPS and Licensee have entered into a Master Technology License Agreement for MIPS Cores effective on even date herewith ("Master Agreement"). This Trademark License Agreement is incorporated into the Master Agreement as an exhibit thereto MIPS is the owner of various registered and unregistered trademarks, logos and brand names associated with MIPS ("MIPS Marks") Licensee would like to use, pursuant to the terms and conditions of this Trademark License Agreement (including the Attachment hereto), certain MIPS Marks in connection with Licensee Products (as defined below)

In consideration of the premises and the mutual promises and covenants contained herein and in the Master Agreement, the parties agree as follows:

1. Definitions

All capitalized terms not separately defined in this Trademark License Agreement have the meanings set forth in the Master Agreement.

"Licensed Mark(s)" shall mean, subject to Section 6.2, the MIPS Marks set forth in Attachment 1 hereto, which may be amended from time to time by mutual written agreement.

"Licensee Product" shall mean any Licensee Chip as defined in the Master Agreement, when manufactured, marketed and distributed in accordance with the Master Agreement

"Promotional Materials" shall mean promotional materials, including but not limited to (i) labels on external packaging or otherwise, (ii) sales literature and other collateral material, (iii) product data sheets and other technical documentation, and (iv) advertising, communications and public relations materials.

"Territory" shall mean worldwide, except as modified pursuant to Section 2.2.

''Usage Guidelines" shall mean MIPS' then-current Corporate Identity and Trademark Usage Guidelines, which may be obtained by Licensee from MIPS' marketing department or MIPS' web site.

2. Grant of License

2.1 Grant. Subject to the terms and conditions of this Trademark License Agreement, MIPS hereby grants to Licensee the right and license to use the Licensed Marks, solely its accordance with the Usage Guidelines and solely within the Territory, on Licensee Products and in Promotional Materials relating to Licensee Products

2.2 Territory. MIPS may eliminate any country from the Territory if MIPS determines in its sole judgment that use of any Licensed Mark in such country may subject MIPS to legal liability, or may put MIPS' rights in the Licensed Mark(s) at risk in such country, and Licensee shall promptly commence actions to cease all use, and thereafter shall expeditiously cease all use, of the Licensed Marks in such country upon written notice from MIPS.

2.3 Exclusivity. The license set forth in Section 2 1 shall be exclusive with respect to those Licensed Marks, if any, listed in Section 1 of Attachment 1, and shall be nonexclusive with respect to all other Licensed Marks.

2.4 Sublicenses. Licensee may sublicense, to its customers or to third party manufacturers of Licensee Products that Licensee is permitted to use under the Master Agreement, only those Licensed Marks which are expressly identified in Attachment 1 as sublicensable. All such sublicenses shall require the sublicensee to fully comply with the terms and conditions of this Agreement (excluding Section 3), and shall identify MIPS as a third party beneficiary of the sublicense agreement.

2.5 Limitations. Except as set forth in Section 2 4, Licensee shall have no right to sublicense the Licensed Marks Except as expressly set forth in this Trademark License Agreement, MIPS reserves all rights in the MIPS Marks Licensee's license to use the Licensed Marks applies only to the Licensed Marks exactly as set forth in Attachment 1, and does not extend to any modified or derived versions of the Licensed Marks, including but not limited to sequentially larger or smaller, or otherwise related, numbers.

2.6 Specimens. Licensee agree to supply MIPS with specimens of Licensee's uses of the Licensed Marks, upon MIPS' reasonable request in connection with MIPS' maintenance and protection of Licensed Marks.

3. Market Research and Joint or Cooperative Promotion

3.1 Market Research. During the term of this Trademark License Agreement, Licensee will share with MIPS any information with respect to the Licensed Marks that it obtains through market research or otherwise and reasonably believes may affect MIPS' business strategy with respect to the subject matter of the Master Agreement or this Trademark License Agreement.

3.2 Identification of Licensee Products. Licensee agrees to identify each Licensee Product as "MIPS-based™" in Licensee's Promotional Materials for such Licensee Product.

3.3 Joint or Cooperative Promotion. Each party shall designate an employee as its "Co-Marketing Program Manager." The initial Co-Marketing Program Managers for each party are identified in Attachment 1. Each party will notify the other party in writing of successors to its initial Co-Marketing Program Manager. The Co-Marketing Program Managers shall discuss, share information regarding, and be responsible for coordinating, joint or cooperative promotional activities upon mutual agreement between Licensee and MIPS:

(i) the development and implementation of mutually beneficial co-branding and co-marketing programs to promote the Licensed Marks and the Licensee Products; and

(ii) the identification and exploitation of opportunities to undertake such joint or cooperative promotional activities, including without limitation the discussion of pending announcements for each Licensee Product, at each of the following phases of the worldwide market introduction process for such Licensee Product: assessment of product positioning in the market, readiness of product, development of an integrated communication strategy and plan, creation of an introduction plan, and actual introduction of the Licensee Product.

To further the promotion of the Licensed Marks and the Licensee Products, Licensee may provide to MIPS copies of Licensee's Promotional Materials for the Licensee Products. MIPS will make a good faith effort to review such materials.

4. Quality Control and Product Standards. Licensee agrees that the Licensee Products and associated Promotional Materials shall conform to a high standard in the industry, and shall be of such appearance and quality as to protect the prestige of the Licensed Marks and the goodwill pertaining thereto; that Licensee Products will be manufactured and distributed in accordance with all applicable laws and regulations and without violating the rights of any third parties; and that Licensee Products will not reflect adversely on the good name of MIPS. Licensee shall use the Licensed Marks in connection with Licensee Products only if the Licensee Products meet or exceed the standards of performance and quality historically set by Licensee or its affiliates for similar goods and services. In the event that MIPS at any time finds that any Licensee Products provided under the Licensed Marks, or any advertisements or promotions thereof, are not in accordance with standards of quality acceptable to MIPS, are misleading or deceptive, or in any way reflect negatively on the image of MIPS, then upon written notification by MIPS, senior management of MIPS and Licensee shall meet and discuss the deficiencies identified by MIPS, and Licensee shall thereafter rectify such deficiencies in a manner agreed upon by the senior management of both parties.

5. Rights To MIPS Marks. Licensee acknowledges that, as between the parties, all rights throughout the world associated with the MIPS Marks, including the Licensed Marks, and all goodwill attached thereto, belong exclusively to MIPS. Licensee agrees that the MIPS Marks are the sole and exclusive property of MIPS, and that any and all uses by Licensee of the Licensed Marks shall inure to the benefit of MIPS. Upon MIPS' reasonable request and at MIPS' expense, Licensee agrees to assist MIPS in recording this Trademark License Agreement with appropriate governmental authorities. Licensee shall not, during or after the term of this Trademark License Agreement, act in any manner which would impair MIPS' ownership of the MIPS Marks.

6. Term and Termination

6.1 Term. The term of this Trademark License Agreement shall commence on the Effective Date and shall terminate upon the expiration or termination of the Master Agreement, unless this Trademark License Agreement is terminated sooner for material breach or otherwise as provided herein.

6.2 Termination. If either party fails to perform or violates any material obligation under this Trademark License Agreement, then, upon thirty (30) days written notice to the breaching party specifying such default (the "Default Notice"), the non-breaching party may terminate this Trademark License Agreement with respect to all Licensed Marks, or with respect to the specific Licensed Marks affected by the default, without liability, unless the breach specified in the Default Notice has been cured within the thirty (30) day period.

6.3 Survival. Sections 1, 5, 6 3, 8 and 9 shall survive the expiration or termination of this Agreement. In addition, in the event that this Trademark License Agreement terminates upon the expiration or termination of the Master Agreement, the provisions of this Trademark License Agreement shall survive with respect to a Licensee Product if and to the extent that the surviving terms of the Master Agreement permit Licensee to continue to market and distribute such Licensee Product.

7. Trademark Enforcement. Licensee agrees to notify MIPS of any unauthorized use of any Licensed Mark promptly after it comes to Licensee's attention, and to assist MIPS, at MIPS' reasonable request and expense, in prosecuting any claim against any third party involving the Licensed Marks. Licensee shall, at MIPS' request and expense, reasonably assist MIPS in MIPS' efforts to secure registration and/or enforcement of any Licensed Mark.

8. Disclaimer. MIPS DOES NOT MAKE ANY WARRANTIES UNDER THIS TRADEMARK LICENSE AGREEMENT, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, STATUTORY, OR IMPLIED, REGARDING THE MIPS MARKS OR THE LICENSED MARKS, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT OF THIRD PARTY RIGHTS.

9. General Terms and Conditions

9.1 Incorporation by Reference. The provisions of Sections 15.1 through 15.15 of the Master Agreement are hereby incorporated into, and made a part of, this Trademark License Agreement

9.2 Entire Agreement. This Trademark License Agreement, including any Attachment hereto, constitutes the entire agreement of the parties concerning its subject matter, and may not be modified except by a writing duly executed by both parties. All prior discussions, drafts and negotiations regarding such subject matter are merged and integrated into, and superseded by, this Trademark License Agreement. In the event of any inconsistency between the terms of the Master Agreement (including all exhibits and attachments thereto) and the terms of this Trademark License Agreement with regard to the subject matter of this Trademark License Agreement, the terms of this Trademark License Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Trademark License Agreement to be executed by their duly authorized officers to be effective as of the Effective Date.

MIPS TECHNOLOGIES INTERNATIONAL AG		WINTEGRA LTD. ("LICENSEE")

By:	/s/ Bernhard Klauser	By:	/s/ Kobi Ben-Zvi

Print Name:	Bernhard Klauser	Print Name:	Kobi Ben-Zvi

Title:	Director	Title:	CEO

ATTACHMENT 1
To the Trademark License Agreement

Licensed Marks

1.	Exclusive:

		Licensed Mail:	Sublicensable?

		None	NIA

2.	Nonexclusive

		Licensed Mark	Sublicensable?

		MIPS-based™	No
		MIPS64™	No
		5Kc™	No

Co-Marketing Program Managers

For MIPS:	Lee Flanagin Director of Corporate Communications MIPS Technologies, Inc 1225 Charleston Road Mountain View, CA 94043 Phone: (650) 567-5180 Fax: (650) 567-5002 E-mail: flanagin@mips.com

For Licensee:	Yoram Yeivin
Vice President of Engineering
Wintegra Ltd
Taya Center 9 Hata asia St
Ra anana Industrial Park 43654 ISRAEL
P O B 3048
Phone: 011 (09) 743-9998
Fax: 011 (09) 743-9992
E-mail: yoram@wintegra com

EXHIBIT E

Covenant to Facilitate Development with MIPS Technology

To preserve MIPS' ability to continue to update, enhance, develop and commercialize the MIPS Technology, Licensee hereby perpetually and irrevocably (both during and after the term of this Agreement) agrees that Licensee and its affiliates will not enforce or assert their Intellectual Property Rights in any modifications or derivative works of the Licensed MIPS Core developed pursuant to the license described in Section 2 against, in connection with, or in a manner which in any way limits, hampers or prevents, the use, design, development, modification, enhancement, testing, copying, and licensing or other distribution, by MIPS or its distributors, resellers, OEMs, agents, customers, licensees (through multiple tiers of licensing and sublicensing) or end users in any country, of (i) MIPS Cores, MIPS ISAs and other MIPS Technology, tools, physical implementations of MIPS Core designs and MIPS ISAs, and (ii) other products incorporating or using MIPS Technology. The parties acknowledge and agree that the foregoing covenant will not apply to Licensee's enforcement of its intellectual property rights in Licensee's proprietary circuit and other technology incorporated in Licensee Chips, provided that such technology's functionality is independent of the MIPS Core incorporated in such Licensee Chips, and provided that such technology was developed independently by Licensee without use of the MIPS Technology. By way of example and for clarification, the parties agree that a technology's functionality (as defined, for example in Licensee's patents) is independent of a MIPS Core if such functionality does not require the unique characteristics of a MIPS Core (e.g. its operation, behavior, interfaces, protocols, etc.) but rather may be used equally and without modification with processor cores that do not implement the MIPS Architecture in whole or in part, and that nothing in this covenant prevents Licensee from suing any third party that violates (whether willfully or otherwise) Licensee's patents with respect to Licensee's technology not covered by this covenant. The parties further acknowledge and agree that the foregoing covenant will not apply to licensees of MIPS Cores, MIPS ISAs or other MIPS Technology or products if such licensees have not signed a covenant which extends to Licensee and which is substantially similar to MIPS' then-current standard covenant for the MIPS Core, MIPS ISA or other MIPS Technology or products licensed by such licensee. Licensee agrees that this Exhibit E is not confidential, and may be freely disclosed by MIPS to third parties.

AGREED AND ACCEPTED:

Licensee:

By:

Print Name:

Title:	CEO

Date:

MIPS CORE TECHNOLOGY SCHEDULE
for the
MIPS64™ 5Kc™ Core

Licensee desires to license from MIPS and MIPS is willing to license to Licensee the intellectual property associated with the MIPS Core described below subject to the terms and conditions of the Master Technology License Agreement for MIPS Cores between MIPS and Licensee made to be effective as of January 9, 2001 (the "Agreement" or "Master Agreement") and this MIPS Core Technology Schedule (the "Technology Schedule") to be effective as of January 9, 2001 (the "Schedule Effective Date"). All of the terms and conditions of the Master Agreement are incorporated herein and shall apply to this Technology Schedule. Unless otherwise indicated, all capitalized terms shall have the meanings assigned in the Master Agreement.

1.    Licensed MIPS Core: MIPS64™ 5Kc™ Core

Description of Licensed MIPS Core: The MIPS64 5Kc processor core has the following characteristics:

- Based on MIPS64™ architecture	- Memory Management Unit (MMU) with Translation
- MIPS64™ Compatible Instruction Set	Look-Aside Buffer (TLB)
- Functional components:	- Bus interface unit
- Register file	- Power management
- ALU & shifter	- EJTAG unit
- Branch Control Unit	- Maximum cache sizes: 64K Instruction, 64K Data
- Fast Multiply/divide unit	- Direct mapped, 2,3,4-way set associative
- Cache control unit	- 16x16, 16x32, 32x32, 64x64 multiply operations
- Co-Processor Interface	- 64-bit data busses

2.    MIPS Deliverables (including the confidentiality level and delivery schedule for each MIPS Deliverable:

Deliverables	Document or Part Number	Restricted Confidential	Internal Confidential	External Confidential	Commercial	Delivery
Documentation
MIPS64 5Kc Processor Core Implementers Guide	MD00044	√				Within 1 week after signing
MIPS64 5Kc Processor Core Software User's Manual	MD00055				√ [1]	Within 1 week after signing
MIPS64 5Kc Processor Core Integrator's Guide	MD00056			√		Within 1 week after signing
MIPS64 5Kc Core Data Sheet	MD00014				√	Within 1 week after signing
Design Data
Verilog RTL for 5Kc Core		√				Within 1 week after signing

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Synthesis Support
Scripts for setting cache sizes and types, register file types, EJTAG options, scan control, RAM implementation, and clock tree implementation		√	Within 1 week after signing
Synopsis Design Compiler shell scripts		√	Within 1 week after signing
Scan insertion and ATPG scripts		√	Within 1 week after signing
Simulation Models
Encrypted cycle-accurate (VMC) simulation model		√	Within 1 week after signing
Simulation Support
Simulation scripts	√		Within 1 week after signing
Simulation and verification test bench RTL	√		Within 1 week after signing
Verification Suite
Memory image and trace files for 5Kc Core	√		Within 1 week after signing
Build and run scripts for 5Kc Core	√		Within 1 week after signing
Timing Analysis
Primetime scripts for pre-layout STA		√	Within 1 week after signing

1Licensee’s customer may not modify or distribute

3.    Authorized Foundry: The following foundry is the Authorized Foundry:

Taiwan Semiconductor Manufacturing Company, Limited (TSMC)

United Microelectronics Corporation (UMC)

International Business Machines Corporation (IBM)

Upon written approval fro MIPS (Exhibit C to the Master Agreement may be used for this purpose), additional foundries may be added as an “Authorized Foundry” from time to time during the term of this Technology Schedule.

4.    Licensee Application: Licensee Chips are being designed for the following applications: networking chips.

5.    Distribution Rights: Licensee may distribute Licensee Chips as packaged integrated circuits only.

6.    License Fees:

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6.1    The Initial Fees: Upon execution of this Technology Schedule, Licensee shall owe MIPS a nonrefundable initial license fee of [†] in consideration for acquiring the license rights set forth in Section 2 of the Master Agreement for (a) the first Licensee Chip developed under this Technology Schedule and (b) two other Licensee Chips developed using the same die as for the first Licensee Chip which have been packaged and bonded differently (provided such two other Licensee Chips disable certain functionalities and/or features and shall not add any new functionalities and/or features), which fee may be paid under the following payment schedule: [†] on or before February 15, 2001, [†] on or before June 1, 2001, and [†] on or before December 1, 2001. Licensee shall provide MIPS with the requisite purchase order in the amount of said initial license fee as soon as practicable after execution of this Technology Schedule.

6.2    Additional Per Use Fees: Licensee shall pay MIPS a nonrefundable additional per use license fee of [†] in consideration for acquiring the license rights set forth in Section 2 of the Master Agreement for (a) each New Licensee Chip (as defined below) developed under this Technology Schedule and (b) for each such New Licensee Chip, two other Licensee Chips developed using the same die as such New Licensee Chip which have been packaged and bonded differently (provided such two other Licensee Chips disable certain functionalities and/or features and shall not add any new functionalities and/or features) (each a "Per Use Fee"), which Per Use Fee shall be due and payable upon the commencement of the design of each such New Licensee Chip. In the event Licensee desires to develop more than two other Licensee Chips using the same die as for the first Licensee Chip or each New Licensee Chip by packaging and/or bonding the die differently, then Licensee shall pay MIPS a nonrefundable additional per use license fee of [†] for such rights with respect to each such additional Licensee Chip (each a "Bonding Per Use Fee"). Each Bonding Per Use Fee shall be due and payable upon the commencement of the manufacture of the applicable Licensee Chip, and Licensee shall provide MIPS with the requisite purchase order in the amount of the Bonding Per Use Fee as soon as practicable after the commencement thereof. A Licensee Chip shall be considered to be a "New Licensee Chip" unless it is (i) the first Licensee Chip developed under this Technology Schedule referred to in Paragraph 6.1 above (or the two other Licensee Chips developed using the same die as for the first Licensee Chip as provided in Paragraph 6.1 above), (ii) a Licensee Chip for which a Per Use Fee or Bonding Per Use Fee has been paid (which for the sake of clarity, includes two other Licensee Chips developed using the same die as a New Licensee Chip as provided above), or (iii) has been derived from a Licensee Chip which has previously been commenced by making only error corrections, bug fixes or process geometry shrinks, where the features and functionality do not change.

7.    Royalties: Licensee shall pay MIPS a nonrefundable royalty equal to [†] of the Net Revenue for each unit of a Licensee Chip shipped by Licensee to Licensee's customer for which royalty has accrued in accordance with the Master Agreement and pursuant to this Technology Schedule (provided, however, that the royalty paid for each unit of a Licensee Chip shall in no event be less than the minimum royalty per MIPS Core set forth below), which royalty shall vary depending upon the cumulative volume of Licensee Chips shipped by Licensee as described in the chart below:

[†] Information redacted pursuant to a confidential treatment request by Wintegra, Inc. under 17 CFR §§ 200.80(b)(4) and 230.406 and submitted separately with the Securities and Exchange Commission.

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Product	Volume Units (in Units of Licensee Chips Shipped)	Minimum Royalty Per MIPS Core (“Floor”)
MIPS64 5Kc	[†]	[†]
	[†]	[†]
	[†]	[†]

provided, however, that no royalty shall accrue on Licensee Chips in which the Licensed MIPS Core under this Technology Schedule has been disabled by Licensee using hardware, such that the Licensed MIPS Core is not operable and cannot be made operable by Licensee or any third party; but provided further, however, that for any and all such Licensee Chips, Licensee shall use different and clearly distinguished names and numbers, and Licensee shall in addition include in any royalty reports or other applicable reports provided to MIPS under Section 5 of the Master Agreement, the volume, part name(s) and all other relevant information for such Licensee Chips reasonably sufficient to enable MIPS to track and audit license fees under Paragraph 6.1 and 6.2 and royalties under this Paragraph 7 for any and all Licensee Chips.

8.    Support and Maintenance Fees: Licensee shall pay MIPS a nonrefundable support and maintenance fee of [†] for each twelve (12) month period commencing on the first anniversary of the Schedule Effective Date, which fee shall be due and payable fifteen (15) days prior to each anniversary of the Schedule Effective Date. Licensee shall provide MIPS with the requisite purchase order in the amount of said support and maintenance fee at least thirty (30) days prior to each applicable payment due date.

9.    Support and Maintenance Services: MIPS will provide support and maintenance services in connection with the MIPS Deliverables during the term of this Technology Schedule, provided that Licensee has paid each annual support and maintenance fee referred to in Section 8 above. In connection with such services, MIPS commits to provide support to Licensee from the MIPS Denmark Development Center through a single point of contact in Copenhagen, Denmark. Attachment A to this Technology Schedule details MIPS' support and maintenance obligations.

10.    Term: The term of this Technology Schedule shall begin on the Schedule Effective Date and, unless earlier terminated, shall continue for a period of five (5) years.

11.    Program Managers:

[†] Information redacted pursuant to a confidential treatment request by Wintegra, Inc. under 17 CFR §§ 200.80(b)(4) and 230.406 and submitted separately with the Securities and Exchange Commission.

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For Licensee:
Yoram Yeivin
Vice President of Engineering
Wintegra Ltd.
Taya Center 9 Hata asia St.
Ra anana Industrial Park 43654 ISRAEL
P.O.B. 3048
Phone: 011 (09) 743-9998
Fax: Oil (09) 743-9992
E-mail: yoram@wintegra.com

For MIPS:	Babak Tahari North America/Asia Support Manager MIPS Technologies, Inc. 1225 Charleston Road Mountain View, CA 94043 Phone: (650) 567-5128 Fax: (650) 567-5157 E-Mail: taherigmips.com

Notice of changes in the above addresses or contacts shall be given in writing in accordance with Section 15.1 of the Agreement.

12.    Joint Press Announcement: Licensee and MIPS shall jointly announce the existence of the license to the Licensed MIPS Core specified in this Technology Schedule promptly (or on a date mutually agreed) after the Schedule Effective Date. Any such joint announcement and the date of such joint announcement shall be mutually agreed upon.

13.    Additional Terms:

13.1    Export Information: For your reference, the U.S. Bureau of Export Administration ("BXA") categorizes products created using MIPS Deliverables as "Category 4" products (such category includes high performance computers, assemblies, microprocessors, software and technology) and determines the need for export licenses by, among other things, the composite theoretical performance ("CTP") of a computer, measured by millions of theoretical operations per second ("MTOPS"). The BXA currently views exports (and transfers and uses for reexport) to countries based in part on the "Tier" in which such countries fall, with Tier 1 countries being the most favorable and Tier 4 countries being the least favorable. As of the Schedule Effective Date, if used in computers with a CTP of up to 6,500 MTOPS and not capable of a CTP exceeding 6,500 MTOPS in aggregation, Category 4 products may be shipped without an export license (utilizing the license exception CTP) to any country except Tier 4 countries (which require export licenses or special government approval). In addition, Category 4 products are subject to specific rules implemented by the BXA depending on the "Tier" of the countries in question. Further, some end-users and purchasing entities and persons have been determined by the BXA to require an export license if they are the destination of a Category 4 product by export or by transfer or use for reexport. Other applicable governing bodies promulgate additional laws, rules and regulations and will amend and/or supplement them over time.

13.2    Option to Purchase Hard Core from Licensee: In consideration for the rights granted under this Technology Schedule, Licensee agrees that MIPS shall have the right and option during the term of this Technology Schedule, to acquire from Licensee a Licensed Hard Core Implementation of the Licensed MIPS Core together with the nonexclusive, worldwide, nontransferable, royalty-free fully paid up right and license to the Licensed Hard Core Implementation, including all Intellectual Property Rights therein, and the right to use, copy, have copied, modify, have modified, create derivative works thereof and to license such Licensed Hard Core Implementation or any derivative work thereof to MIPS licensees for any purpose upon payment by MIPS to Licensee, in the amount of [†]. Licensee acknowledges and agrees that Licensee is responsible for obtaining all permissions, licenses, and consents necessary from any third party in order to develop the Licensed Hard Core Implementation and license it to MIPS as described in this Section 13.2; provided, however, that in connection with such license, (a) Licensee shall provide MIPS with a complete list of the identities and contact information of all third parties whose intellectual property is incorporated in the Licensed Hard Core Implementation no later than the first Tapeout of such Licensed Hard Core Implementation, and (b) MIPS shall be responsible for obtaining all permissions, licenses and consents necessary from the third parties so identified by Licensee in order to effectuate the license with respect to such third party intellectual property. The deliverables for the Licensed Hard Core Implementation shall meet design specifications and comply with process technology data and rules and shall be similar in scope as those provided by MIPS to its licensees for such hard core implementations.

[†] Information redacted pursuant to a confidential treatment request by Wintegra, Inc. under 17 CFR §§ 200.80(b)(4) and 230.406 and submitted separately with the Securities and Exchange Commission.

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IN WITNESS WHEREOF, each party has caused this Technology Schedule to be executed by its duly authorized representative:

MIPS TECHNOLOGIES INTERNATIONAL AG ("MIPS")		WINTEGRA LTD. ("LICENSEE")

By:	/s/ Bernhard Klauser	By:	/s/ Kobi Ben-Zvi

Print Name:	Bernhard Klauser	Print Name:	Kobi Ben-Zvi

Title:	Director	Title:	CEO

Date:	January 10, 2001	Date:	January 10, 2001

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ATTACHMENT A
to the Technology Schedule for the MIPS64 5Kc Core

MIPS Support and Maintenance Program

Maintenance of Licensed MIPS Core:

♦	MIPS will provide updates made generally available by MIPS to similar licensees of the Licensed MIPS Core, and to the MIPS Deliverables listed in the Technology Schedule.

♦	MIPS will provide bug fixes made generally available by MIPS to similar licensees of the Licensed MIPS Core, and to the MIPS Deliverables listed in the Technology Schedule,

♦
Updates and bug fixes will be distributed when generally available from MIPS. At MIPS sole discretion, a limited number of updates and/or bug fixes may be distributed prior to general availability in order to assure the quality and applicability of the update and/or bug fix.

Technical Support:

♦	MIPS will assign a Technical Support Program Manager as the contact person for technical support for the Licensed MIPS Core and the MIPS Deliverables listed in the Technology Schedule.

♦	MIPS will provide guidance on system environment and methodology for using the Licensed MIPS Core and the MIPS Deliverables listed in the Technology Schedule.

♦	MIPS will address questions regarding interfaces to the Licensed MIPS Core and compatibility verification testing of the Licensed MIPS Core.

♦
As part of the first year maintenance and support, a two (2) day training course will be provided to Licensee for up to eight (8) Licensee employees focusing on the architecture and hardware interface with the Licensed MIPS Core. The training will take place at MIPS' facility.

♦
Additional training courses are available from MIPS. If Licensee desires a standard training program, Licensee will be charged MIPS' then standard training rates and may obtain such additional training courses via submission of a Purchase Order referencing this Technology Schedule that is signed by Licensee and approved by MIPS. If Licensee desires a custom training program, Licensee may obtain such additional training course via a Statement of Work signed by both parties pursuant to a separate Master Professional Services Agreement entered into by the parties.

♦	MIPS will provide Technical Support via telephone and/or email, and support will be directed to the Licensee contact person.

♦	MIPS will provide phone and email support on the MIPS Deliverables listed in the Technology Schedule. Bundled support is limited to forty (40) hours for each year of maintenance and support services.

♦
Additional support hours are available from MIPS in blocks of 100 hours as a value-added engineering services consulting package delivered on a time and materials basis and will be charged at MIPS' then standard support rates. Licensee may obtain such additional support via submission of a Purchase Order referencing this Technology Schedule that is signed by Licensee and approved by MIPS.

♦	As part of the first year maintenance and support, one (1) reference board will be provided to Licensee when made available by MIPS.

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♦
Additional reference boards may be available from MIPS or MIPS' supplier. If available from MIPS, Licensee may obtain such additional reference boards via submission of a Purchase Order referencing this Technology Schedule that is signed by Licensee and approved by MIPS.

♦
MIPS will address questions and provide support for the reference board, board firmware and documentation provided by MIPS, but will not be responsible for support of any Third Party software or documentation. MIPS does not explicitly or implicitly warrant, maintain or support any Third Party products, services, software, operating systems or solutions and Licensee must obtain any support for Third Party deliverables directly from the Third Party.

♦
Technical Support time will be charged per hour per Technical Support Incident. An Incident is defined as a single Technical Support event that may take several Licensee contacts to resolve. A single Licensee report request may result in multiple Incidents.

♦
MIPS will respond to Technical Support requests within 24 hours of request. 24-hour response shall be limited to regular working days (weekends and US and Denmark business holidays are excluded). Response time is not the time required to resolve the problem.

♦	MIPS will provide a case number for all Technical Support Incidents.

♦	MIPS will provide weekly status updates to the Licensee for all Technical Support Incidents open for over five (5) working days.

♦
Escalation of Technical Support Incidents open more than ten (10) business days is available at the Licensee's request. The Licensee may request review and escalation of the unresolved Incident through the MIPS' Program Managers), or through MIPS' Director of Support and Services. Licensee and MIPS shall work to resolve the escalated Incident. Licensee acknowledges the complex technical nature of CPU cores and understands that some support requests, by their nature, take indeterminate time to resolve.

♦	All Technical Support requests are logged in a support database used for Technical Support quality assurance.

Quality Assurance:

The Technical Program Manager will hold a customer support review meeting at least once a month in order to review performance, and address issues that have been raised, subject to the forty (40) hours bundle as referenced in the Technical Support section above. MIPS shall agree to additional meetings, or waiver of these meetings, at Licensee's reasonable request, and MIPS will not unreasonably withhold its approval of these requests. Attendees will be the MIPS' Program Manager(s), the Licensee's Program Manager(s) and such other Licensee and MIPS representative(s) as the Program Manager(s) deem appropriate. Feedback coming from the Licensee with respect to Licensee's experience of working with MIPS and MIPS Technology may be presented to MIPS senior management. Engineering Services:

Engineering Services:

Services not provided by Maintenance and Technical Support are available from MIPS' Engineering Services organization. Licensee may procure such services either pursuant to a separate Master Professional Services Agreement under which MIPS and Licensee may enter into Statements of Work (SOWs), Maintenance Schedules and/or Training Schedules from time to time or, when appropriate, pursuant to a separate Purchase Order signed by Licensee and approved by MIPS. MIPS may provide the following services at the Engineering Services rates in effect when the SOW, Maintenance Schedule, Training Schedule and/or Purchase Order are mutually agreed upon. Examples of these services are:

♦	Support in tailoring of the MIPS Deliverables to the Licensee's own design flow.

♦	Support of the Licensee during the core hardening stage of development.

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♦	Support in the integration and interface of the core within the Licensee's System on Chip.

♦	MIPS software expert guidance which may include assistance with :

♦	Optimization

♦	Exception handlers

♦	Memory Mapping Issues

♦	Boot code

♦	EJTAG usage

♦	Help in the "bring-up" of Licensee's SOC in Licensee's system board.

♦	Guidance in MIPS core related issues during the system level verification phase of development

In order to obtain a quote for any Engineering Services, please contact your MIPS Program Manager(s) or send email to: support@mips.com.

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